Exhibit 99.2

Press Release
December 6, 2016

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics Announces Settlement of Previously Announced Tender Offer and Redemption Call for the Remainder of its 6.125% Senior Notes Due 2019

FORT WAYNE, INDIANA, December 6, 2016 — Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) announced today that as of 5:00 p.m., New York City time, on December 5, 2016 (the “Expiration Time”), it had received tenders from holders of $266,209,000 in aggregate principal amount of its 6.125% Senior Notes due 2019 (the “2019 Notes”), representing approximately 67% of the outstanding 2019 Notes, in connection with the Company’s previously announced cash tender offer (the “Offer”).

During the fourth quarter, the Company expects to recognize pretax charges of approximately $16 million, related to tender and call premiums and the associated write-off of non-cash deferred bond fees and other associated expenses.

The Company has made payments with respect to any 2019 Notes accepted for purchase on December 6, 2016.  For each $1,000 principal amount of 2019 Notes tendered on or before the Expiration Time, the Company paid $1,033.88 plus accrued and unpaid interest.

Additionally, the Company announced today that it has called for redemption all of its remaining 2019 Notes that were not purchased in connection with the Offer.  The redemption date for the remaining outstanding 2019 Notes will be January 5, 2017. The redemption price for the remaining outstanding 2019 Notes will be at 103.063%, plus accrued and unpaid interest to, but not including, the redemption date. On and after the redemption date, the 2019 Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of any remaining holders of 2019 Notes will cease to exist, except for the right to receive the redemption price, without interest thereon. The notice of redemption containing information required by the terms of the indenture, dated as of August 16, 2012, as supplemented and amended, governing the 2019 Notes, was sent to registered holders of the 2019 Notes on December 6, 2016. 2019 Notes are to be surrendered to Wells Fargo Bank, National Association, as trustee and paying agent, in exchange for payment of the redemption price on the redemption date.

Questions relating to redemption should be directed to Wells Fargo Bank, National Association at (800) 344-5128 or by fax at (612) 667-6282.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the 2019 Notes or any other securities, and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the Offer, payments thereunder and results therefrom.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to the Company’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500